TRADEMARK LICENSE AND

CONTRACT ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS TRADEMARK LICENSE AND CONTRACT ASSIGNMENT AND ASSUMPTION AGREEMENT ("Agreement") is made and entered into as of June 15, 2005 by and between Aronite Industries, Inc., a Nevada corporation ("Aronite"), and Special Stone Surfaces, Es3 Inc., a Nevada corporation ("Es3"), with respect to the following facts:

A. Aronite was engaged in the business of distributing decorative coatings that can be applied to resemble stone.

B. Es3, among other businesses, intends to engage in a similar business and wishes to procure from Aronite certain rights and contract obligations on the terms set forth in this Agreement.

THEREFORE, in consideration of the foregoing premises and the mutual covenants contained in this Agreement, the parties agree as follows:

1.  Trademark License.

a.  License. hereby grants Es3 a thirty year exclusive, transferable, sub-licensable, except as expressly provided in this Agreement, non-assignable, terminable, license to use any and all (i) trademarks or tradenames that Aronite owns, whether or not registered with the patent and trademark office ("Licensed Trademarks") and (ii) marketing collateral, including source files and images ("Marketing Collateral").

b.  Control. This license is limited to use in North America, Central America and South America for the authorized uses specified herein. Es3 acknowledges and agrees that any and all use of the Licensed Trademarks by Es3 inures solely to the benefit of Aronite and that Aronite reserves the right in its sole discretion to control the nature and quality of the goods sold or services rendered by Es3 utilizing the Licensed Trademarks.

c.  Ownership by Aronite. Es3 acknowledges and agrees that Aronite holds all right, title and interest in the Licensed Trademarks. Any and all goodwill arising from Es3's use of the Licensed Trademarks shall inure solely to the benefit of Aronite, and neither during nor after the termination of this Agreement and the license granted hereunder shall Es3 assert any claim to the Licensed Trademarks (or any confusingly similar mark) or such goodwill. Es3 shall not directly or indirectly, during the term of this Agreement or thereafter, through itself or third parties, challenge Aronite's rights in the Licensed Trademarks. In no event shall Es3 seek to register any Licensed Trademark or any other mark used by Aronite in any country, state or territory thereof. In the event that the laws, regulations or practices of any legal jurisdiction convey any right in any Licensed Trademark used by Aronite to Es3, Es3 hereby assigns such right or interest to Aronite and agrees to enter into any further documentation required by Aronite, in its sole discretion, to perfect ownership of such right or interest in Aronite. Es3 agrees to ensure that its successors, assigns and affiliated companies, if any, comply with the terms of this provision.

2.  License Royalties

a.  Prices. Es3 shall pay to Aronite the applicable royalties set forth on Exhibit A for the Licensed Trademarks and the Marketing Collateral and other exclusive rights provided pursuant to this Agreement.

b.  Payments. Es3 will report its sales of products using the Licensed Trademarks to Aronite quarterly within thirty (30) days of the end of each calendar quarter. The report will include the information reasonably necessary to calculate the royalties due hereunder. At the time of furnishing the report, Es3 will pay to Aronite all unpaid royalties that accrued during the prior calendar quarter.

c.  Interest. Es3 shall pay to Aronite interest on overdue payments at an annual rate of 18 percent, compounded monthly, or, if lower, the maximum rate permitted by law.

d.  Taxes. All payments to Aronite hereunder shall be net of all VAT, customs duties, sales, use and other taxes or charges that may be imposed upon such payments. If Es3 shall be obliged to deduct any withholding tax from the royalties to be paid pursuant to this Agreement in accordance with any applicable tax law, Es3 shall (i) pay such additional amounts as are necessary to ensure that the net amount actually received by Aronite, free and clear of all such taxes, will equal the full amount that Aronite would have received had no such taxes been levied, and (ii) promptly provide Aronite with the necessary certificate required by any applicable tax law showing, inter alia, that such deductions have been made. Aronite shall, at the request of Es3, apply for, and use reasonable endeavors to obtain, an exemption certificate or direction to pay gross in relation to withholding taxes on royalties under any applicable tax law.

3.  Buy Out Option. All of the Licensed Trademarks and Marketing Collateral and related intellectual property under this Agreement may be purchased by Es3 at its option at any time in accordance with the formula established in Exhibit A.

4.  Contract Assignment and Assumption. Aronite hereby assigns all of Aronite's rights and obligations under that certain Sublicense and Distribution Agreement dated as of April 30, 2004 between Aronite and Fyfe Co. LLC (the "Fyfe Agreement").  Es3 hereby accepts the assignment of the Fyfe Agreement and assumes and agrees to discharge, pay, perform and satisfy, effective as of the close of business on the date hereof, all of the duties, liabilities and obligations and covenants of Aronite pursuant to or under the Fyfe Agreement. Es3 is not assuming or otherwise responsible for any duties, liabilities and obligations of Aronite pursuant to or under the Fyfe Agreement which came due prior to the date of this Agreement. Es3 is not accepting or assuming or agreeing to discharge, pay, perform or satisfy any duties, liabilities or obligations other than the Fyfe Agreement. Without limiting the generality of the foregoing, Es3 is not assuming any contracts, warranty or support obligations for any Aronite customers.

5.  Issuance of Es3 Shares. As additional consideration for the licenses and assignment set forth in this Agreement, and in addition to the assumption of the Fyfe Agreement set forth herein, Es3 hereby transfers to Aronite 8,618,750 shares of its authorized but unissued Common Stock.

6.  Indemnification by Es3. Es3 agrees to defend, indemnify and hold Aronite and its successors, officers, directors, shareholders, employees and assigns harmless against any and all losses or damages arising out of or in connection with Es3’s performance of or failure to perform the obligations of Aronite to be performed under the Fyfe Agreement after the date of this Agreement.

7.  Indemnification by Aronite. Aronite agrees to defend, indemnify and hold Es3 and Es3's successors, officers, directors, shareholders, employees and assigns harmless against any and all losses or damages arising out of or in connection with Aronite’s performance of or failure to perform the obligations of Aronite to be performed under the Fyfe Agreement prior to the date of this Agreement.

8.  Representation and Warranties of Aronite. Aronite represents and warrants to Es3 as follows:

a.  Corporate Authority. Aronite has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.

b.  Binding Obligation. This Agreement has been duly and validly executed and delivered by Aronite and constitutes a legal, valid and binding obligation of Aronite, in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally.

c.  No Previous Transfer. Aronite has not previously assigned or transferred or purportedly assigned or transferred, voluntarily, involuntarily or by operation of law, any of its rights, titles, interests, duties and obligations in any of the Licensed Trademarks, the Marketing Collateral or the Fyfe Agreement.

d.  Investor Status. Aronite is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the "Securities Act"), on the basis that each of its owners are accredited investors.

e.  No Government Review. Aronite understands that neither the SEC nor any securities commission or other governmental authority of any state, country or other jurisdiction has approved the issuance of the Common Stock or passed upon or endorsed the merits of the Common Stock or this Agreement or any other document relating to the assignment, or confirmed the accuracy of, determined the adequacy of, or reviewed this Agreement or any other documents.

f.  Investment Intent. The shares of Common Stock are being acquired by Aronite which may distribute them to its stockholders for their own account for investment purposes only, not as a nominee or agent and not with a view to the resale or distribution of any part thereof, and Aronite and its stockholders have no other present intention of selling, granting any participation in or otherwise distributing the same.

g.  Restrictions on Transfer. Aronite understands that the shares of Common Stock have not been registered under the Securities Act or registered or qualified under any foreign or state securities law, and may not be, directly or indirectly, sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and registration or qualification under applicable state securities laws or the availability of an exemption therefrom. In any case where such an exemption is relied upon by Aronite from the registration requirements of the Securities Act and the registration or qualification requirements of such state securities laws, Aronite shall furnish Es3 with an opinion of counsel stating that the proposed sale or other disposition of such securities may be effected without registration under the Securities Act and will not result in any violation of any applicable state securities laws relating to the registration or qualification of securities for sale, such counsel and opinion to be satisfactory to Es3.

h.  Access to Information. Aronite acknowledges that it has had access to and has reviewed all documents and records relating to Es3 that it has deemed necessary in order to make an informed investment decision with respect to an investment in Es3; that it has had the opportunity to ask representatives of Es3 certain questions and request certain additional information regarding the terms and conditions of such investment and the finances, operations, business and prospects of Es3 and has had any and all such questions and requests answered to its satisfaction; and that based on the foregoing it understands the risks and other considerations relating to an investment in Es3. Aronite has made such investigations in connection herewith as it deemed necessary or desirable so as to make an informed investment decision without relying upon Es3 for legal or tax advice related to this investment.

i.  Reliance on Representations. Aronite understands that the shares of Common Stock are being offered and sold to it in reliance on specific exemptions from the registration and/or public offering requirements of the U.S. federal and state securities laws and that Es3 is relying in part upon the truth and accuracy of, and Aronite's compliance with, the representations, warranties, agreements, acknowledgments and understandings of Aronite set forth herein in order to determine the availability of such exemptions and the eligibility of such Aronite to acquire the Common Stock.

j.  No General Solicitation. Aronite is unaware of, and in deciding to participate in the transactions contemplated hereby is in no way relying upon, and did not become aware of the transactions contemplated hereby through or as a result of, any form of general solicitation or general advertising including, without limitation, any article, notice, advertisement or other communication published in any newspaper, magazine or similar media, or broadcast over television or radio or the internet, in connection with the transactions contemplated hereby.

9.  Further Assurances. Aronite will, from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that Es3 may reasonably request to perfect and protect the assignment of the Rights to Es3 under this Agreement.

10.  Attorneys Fees. If any action, including any arbitration proceeding, is instituted to enforce the terms or provisions of this Agreement, including an action instituted after the bankruptcy of a party, the prevailing party in such action shall be entitled to collect as part of its recovery all reasonable costs, charges and fees, including but not limited to its expert witness fees and attorneys’ fees and costs, incurred in connection with such action.

11.  Choice of Law and Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to the principles of conflict of laws. Any action arising out of this Agreement shall be brought and maintained in the Court, the Federal District Court for the Southern District of California or the California state courts located in San Diego County, and the parties hereto consent to the jurisdiction of such courts.

12.  Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, Es3 and Aronite and their respective successors and assigns.

13.  Assignment.

a.  By Aronite. This Agreement may be assigned by Aronite in its sole discretion without notice to any entity which assumes its obligations and acquires ownership of or the right to use, sell, distribute and license the Licensed Trademarks and Marketing Collateral as herein contemplated.

b.  By Es3. Aronite makes this Agreement in reliance upon the reputation of Es3 and its management, and accordingly this Agreement may not be assigned or encumbered by Es3 without Aronite's prior written consent, which consent shall be in its sole discretion.

14.  Entire Agreement. This Agreement contains the entire understanding of the parties hereto with regard to the subject matter contained herein, and supersedes all prior agreements or understandings between or among the parties hereto relating to such subject matter. This Agreement may not be amended, modified or terminated except in writing signed by Es3 and Aronite.

15.  Counterparts. This Agreement may be executed in one or more counterparts and by facsimile, each of which shall be considered an original instrument, but all of which shall be considered one and the same instrument, and shall become binding when one or more counterparts have been signed by each party hereto and delivered to the other party hereto.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the day and year first above written.

ARONITE INDUSTRIES, INC.,	SPECIAL STONE SURFACES, ES3 INC.,
a Nevada corporation	a Nevada corporation

/s/ WILLIAM COURTNEY	/s/ ROSS LYNDON-JAMES
By: William Courtney	By: Ross Lyndon-James
Its: President	Its: President

EXHIBIT A

ROYALTIES, MINIMUM FEES AND BUY OUT OPTION

ROYALTIES

Es3 shall pay to Aronite a royalty for the Licensed Trademarks and Marketing Collateral in an amount equal to Es3's net sales of such products based on the following scale:

Total sales:	Royalty
$0 to $10 million	3%
$10 million to $25 million	2.5%
$25 million to $75 million	2%
$75 million to $150 million	1.5%
Over $150 million	1%

For these purposes, "net sales" means the amount of revenue generated from the sale of such products, net of shipping, discounts, rebates, credits and returns

MINIMUM ANNUAL FEES

As a condition of retaining its rights under this Agreement, Es3 must pay royalties to Aronite in the minimum annual amount of US $100,000 for sales made during the first full calendar year of this Agreement. Thereafter the minimum annual royalty shall increase at the rate of twenty percent (20%) per annum for each year that this Agreement is in effect.

BUYOUT OPTION

During the term of this Agreement, Es3 shall have the option and right to acquire all of Aronite's right, title and interest in the Licensed Trademarks and the Marketing Collateral in exchange for a cash payment of $1.25 million. Royalty payments made during the term of the Agreement shall not be applied to the Buy Out Option.

Es3 shall exercise the Buy Out Option by delivery of a written notice to Aronite.

Aronite shall have 10 days from the date of Es3's Buy Out Option notice to demand payment in registered, freely tradeable shares of the Common Stock of Es3, at an effective price of $.75 per share, in lieu of payment in cash.

The closing of the Boy Out Option, whether through payment of cash or Common Stock, shall take place at the offices of the Es3 30 days following the date of Es3's Buy Out Option notice.